Exhibit 5.1

MORRISON & FOERSTER LLP

Palo Alto, California

January 28, 2005

Pericom Semiconductor Corporation

3545 North First Street

San Jose, CA 95134

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 executed by you on January 24, 2005, and to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,826,200 shares of Common Stock of Pericom Semiconductor Corporation (the “Company”), no par value (the “Shares”). The Shares are reserved for issuance under the Company’s 2000 Employee Stock Purchase Plan and the Company’s 2004 Stock Incentive Plan and under inducement stock option grants to new employees in connection with the Company’s acquisition of assets from SaRonix, LLC.

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares. It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP